EXHIBIT 99.1

Additional Information Contact(s):
John Anhorn	Rich Hieb	Tom Anderson
President	Sr. Executive Vice President	Executive Vice President
& Chief Executive Officer	& Chief Operating Officer	& Chief Financial Officer
(541) 618-6020	(541) 618-6020	(541) 282-5190
john.anhorn@premierwestbank.com	rich.hieb@premierwestbank.com	tom.anderson@premierwestbank.com

PREMIERWEST BANCORP
DECLARES 6th CONSECUTIVE
5% STOCK DIVIDEND

MEDFORD, OR - February 27, 2006 - PremierWest Bancorp (NASDAQ: PRWT) announced that its Board of Directors declared a 5% stock dividend payable on June 29, 2006 to shareholders of record June 1, 2006. John Anhorn, President, & Chief Executive Officer stated, "This is the sixth consecutive 5% stock dividend declared by the Company during the preceding six years." Anhorn continued, "2005 full year net income grew to $13.2 million, an increase of 44.8% when compared to the previous year. Solid growth in net income during the last several years allows us to continue implementing our business plan and at the same time reward shareholders. In addition to the six consecutive stock dividends, January 31st of this year marked the payment of our first cash dividend." Anhorn further stated "During 2005 PremierWest Bancorp's market capitalization (the number of shares times the market price) grew from $187.5 million to $215.2 million, an increase of 14.7%

PremierWest Bancorp's Annual Meeting of Shareholders is scheduled for Thursday, May 25, 2006 and will be held at the Rogue Valley Country Club in Medford, Oregon. Shareholders of record March 31, 2006 will be entitled to vote at the meeting. The company's Proxy Statement and Annual Report to Shareholders is expected to be mailed to shareholders in early April.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon. PremierWest Investment Services operates in all of the bank's community-focused market areas.